Exhibit 99.1

American National Announces First Quarter Results

GALVESTON, Texas, April 24, 2017 (GLOBE NEWSWIRE) -- American National Insurance Company (Nasdaq:ANAT) announced stronger first quarter 2017 net income of $39.8 million or $1.48 per diluted share, a 35.9% increase over the same period 2016 net income of $29.3 million or $1.09 per diluted share. Book value per diluted share increased to $175.34 at March 31, 2017 from $172.51 at December 31, 2016.

First quarter after-tax operating income of $28.3 million increased $4.0 million over the same period 2016 operating income of $24.3 million, which included a non-recurring federal income tax benefit of $10.1 million. First quarter earnings were $1.05 per diluted share in 2017 compared to $0.90 per diluted share in 2016. First quarter earnings increased for the life and annuity segments compared to the same period in 2016. Property and casualty results were negatively impacted by increased catastrophe losses, particularly those associated with severe storms occurring in March, which impacted the homeowner and agribusiness lines.

After-tax operating income excludes realized investment earnings, which is comprised of realized investment gains, equity in earnings of unconsolidated affiliates and income from non-controlling interests. Realized investment earnings for first quarter 2017 were $11.5 million or $0.43 per diluted share compared to $5.0 million or $0.19 per diluted share in 2016.

Life insurance in force continued to grow, increasing by $1.4 billion, to reach $97.0 billion as of March 31, 2017. At March 31, 2017, stockholders’ equity totaled $4.7 billion, a 1.7% increase from December 31, 2016.

First Quarter 2017 Highlights:

  Net income at $39.8 million, a $10.5 million increase over year-ago quarter
  Stockholders’ equity increased 1.7% from December 31, 2016
  Book value per diluted share at quarter-end was $175.34, an increase of $2.83 from December 31, 2016
  Total premiums and other revenues, at $779.8 million, increased $14.8 million compared to March 31, 2016
  Total life insurance in force increased from $95.6 billion at year-end to $97.0 billion

American National Insurance Company
COMPARATIVE OPERATIONAL HIGHLIGHTS
Compiled on a GAAP basis (Preliminary & Unaudited)*

	Quarters Ended March 31,
	2017	2016

Revenues	$779,797,000	$764,970,000
After-tax earnings:
Operating income **	$28,320,000	$24,275,000
Realized investment earnings **	11,520,000	5,041,000
Net income	$39,840,000	$29,316,000

Per diluted share earnings:
Operating income **	$1.05	$0.90
Realized investment earnings **	0.43	0.19
Net income	$1.48	$1.09

Weighted average number of diluted shares
upon which computations are based	26,972,128	26,965,967

	As of
	March 31, 2017	December 31, 2016

Book value per diluted share	$175.34	$172.51

*      Results are preliminary and unaudited. American National expects to timely file its Form 10-Q in May.
**    Operating income excludes realized investment earnings, which is comprised of realized investment gains, equity in earnings of unconsolidated affiliates, and income (loss) from non-controlling interests, after-tax. Net income is the sum of operating income and realized investment earnings.

American National Insurance Company, headquartered in Galveston, Texas, was founded in 1905 and is licensed to conduct the business of insurance in all states except New York. American National has been assigned an ‘A’ rating by A.M. Best Company and an ‘A’ rating by Standard & Poor’s, both of which are nationally recognized rating agencies.

American National is also a family of companies that has, on a consolidated GAAP basis, $24.8 billion in assets, $20.1 billion in liabilities and $4.7 billion in stockholders’ equity.  American National and its subsidiaries offer a broad line of products and services, which include life insurance, annuities, health insurance, credit insurance, pension products and property and casualty insurance for personal lines, agribusiness, and targeted commercial exposures.  The American National companies operate in all 50 states. Major insurance subsidiaries include American National Life Insurance Company of Texas, American National Life Insurance Company of New York, American National Property and Casualty Company, Garden State Life Insurance Company, Standard Life and Accident Insurance Company, Farm Family Life Insurance Company, Farm Family Casualty Insurance Company and United Farm Family Insurance Company.

For more information, including company news and investor relations information, visit the company’s web site at www.AmericanNational.com.

Contact: John J. Dunn, Jr. (409) 766-6063